Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of Performance Shipping Inc. The Offer (as defined below) is being made solely by the Offer to Purchase of Sphinx Investment Corp., dated October 11, 2023, and the related Letter of Transmittal and Notice of Guaranteed Delivery and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Sphinx Investment Corp. by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Sphinx Investment Corp.

Notice of Offer to Purchase for Cash

All of the Outstanding Common Shares

(Including the Associated Preferred Stock Purchase Rights)

of

Performance Shipping Inc.

for

$3.00 Per Common Share (including the Associated Preferred Stock Purchase Right)

by

Sphinx Investment Corp.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 p.m., NEW YORK CITY TIME, ON NOVEMBER 8, 2023, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE and Time”).

The Offer is being made by Sphinx Investment Corp. (the “Offeror”) to purchase all of the issued and outstanding common shares, par value $0.01 per share (the “Common Shares”), of Performance Shipping Inc. (the “Company”) (including the associated preferred stock purchase rights (the “Rights”, and together with the Common Shares, the “Shares”) issued pursuant to the Stockholders’ Rights Agreement, dated as of December 20, 2021, between the Company and Computershare Inc. as Rights Agent (as it may be amended from time to time, the “Rights Agreement”)) for $3.00 per Share in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 11, 2023 (the “Offer to Purchase”) and in the related Letter of Transmittal and Notice of Guaranteed Delivery (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is subject to the satisfaction or waiver, at or before the Expiration Date and Time, of the following conditions: (i) there shall have been validly tendered into the Offer and not withdrawn a number of Shares which, together with any Shares then-owned by the Offeror, represents at least a majority of the issued and outstanding Shares on a fully-diluted basis  (assuming the exercise or conversion of all then-outstanding options and other derivative securities regardless of the exercise or conversion price, the vesting schedule or other terms and conditions thereof); (ii) either (a) the Rights Agreement shall have been validly terminated and the Rights shall have been redeemed, and the Certificate of Designation, Preferences and Rights of Series A Participating Preferred Stock (the “Series A Preferred Stock”) shall have been validly cancelled and no Series A Preferred Stock shall be outstanding, or (b) the Rights Agreement shall have been otherwise made inapplicable to the Offer and the Offeror and its affiliates; (iii) the Board of Directors of the Company (the “Board”) shall have validly waived the applicability of Article K of the Company’s Amended and Restated Articles of Incorporation (“Article K”) to the purchase of the Shares by the Offeror in the Offer so that the provisions of Article K would not, at or at any time following consummation of the Offer, prohibit, restrict or apply to any “business combination”, as defined in Article K, involving the Company and the Offeror or any affiliate or associate of the Offeror; (iv) the Company shall not have any securities outstanding, authorized or proposed for issuance other than (a) the Shares, (b) authorized Series A Preferred Stock (none of which shall have been issued), (c) the number of shares of Series B Convertible Cumulative Perpetual Preferred Stock (the “Series B Preferred Stock”) outstanding as of the date immediately preceding the date of this Offer to Purchase, (d) the warrants outstanding as of the date immediately preceding the date of this Offer to Purchase (which shall not be exercisable in the aggregate for more than the 7,904,221 Shares disclosed by the Company in its Form 6-K on September 29, 2023, and the terms of which such warrants shall not have been amended on or after the date of this Offer to Purchase), (e) (1) the options to purchase Shares under the Company’s Amended and Restated 2015 Equity Incentive Plan (as such plan was in effect as of the date immediately preceding the date of this Offer to Purchase) (the “Equity Incentive Plan”) outstanding, and subject to the terms as in effect, as of the date immediately preceding the date of this Offer to Purchase, and (2) any options to purchase shares under the Equity Incentive Plan that are issued pursuant to the Equity Incentive Plan on or after the date of this Offer to Purchase in the ordinary and usual course of business, consistent with past practice; and (f) Shares authorized for issuance but not yet subject to awards under the Equity Incentive Plan (none of which shall, on or after the date of this Offer to Purchase, have been issued other than in the ordinary and usual course of business, consistent with past practice); (v) (a) Section 4 of the Certificate of Designation, preferences and rights of Series C Convertible Cumulative Redeemable Perpetual Preferred Stock (the “Series C Preferred Stock”) shall no longer be in effect, (b) any and all shares of the Series C Preferred Stock held as of the date of this Offer to Purchase by any of Mango Shipping Corp., Mitzela Corp., and Giannakis (John) Evangelou, Antonios Karavias, Christos Glavanis, and Reidar Brekke, or by any affiliate of any of the foregoing, and any and all Shares purported to have been issued pursuant to the purported conversion of any such shares of Series C Preferred Stock, shall have been validly cancelled and (c) no other shares of Series C Preferred Stock shall be outstanding; (vi) the Certificate of Designation, Preferences and Rights of Series B Preferred Stock either (a) shall have been validly cancelled or (b) shall not have been amended; and (vii) the size of the Board shall remain fixed at five members, with at least three of such authorized five Board seats either (a) then-being occupied by persons having been designated by the Offeror, (b) then-being vacant, with the Company having publicly committed on a binding basis to fill such vacancies with persons designated by the Offeror or (c) then-being occupied by directors who shall have publicly submitted their irrevocable resignations from the Board, effective no later than the Offeror’s purchase of the Shares tendered in the Offer, which such resignations shall have been publicly accepted by the Company (with the Company having publicly committed on a binding basis to fill the resulting vacancies with persons designated by the Offeror). The Offer is also subject to other customary conditions. See Section 14 of the Offer to Purchase.

Upon the terms and subject to the conditions of the Offer, the Offeror will accept for payment and pay for Shares validly tendered prior to the Expiration Date and Time and not properly withdrawn, promptly after the Expiration Date and Time. In order for the Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by Continental Stock Transfer & Trust Company (the “Tender Offer Agent”) at its address set forth on the back cover of the Offer to Purchase prior to the Expiration Date and Time, and either (i) certificates representing tendered Shares and, if certificates have been issued in respect of Rights prior to the Expiration Date and Time, certificates representing the associated Rights, must be received by the Tender Offer Agent, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth in Section 2 of the Offer to Purchase (and confirmation of receipt of such delivery must be received by the Tender Offer Agent), in each case prior to the Expiration Date and Time, or (ii) the guaranteed delivery procedures set forth in the Offer to Purchase must be complied with. No alternative, conditional or contingent tenders will be accepted.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered prior to the Expiration Date and Time and not properly withdrawn when, as and if the Offeror gives oral or written notice to the Tender Offer Agent, as agent for the tendering shareholders, of the Offeror’s acceptance for payment of such Shares.

Payment for Shares validly tendered and accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for all Shares validly tendered into and not withdrawn from the Offer with the Tender Offer Agent, which will act as agent for the tendering shareholders for the purpose of receiving payments from the Offeror and transmitting such payments to tendering shareholders.

The Offeror does not currently intend to include a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act, although it reserves the right to do so. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER.

If, on the Expiration Date and Time, any or all of the Offer conditions have not been satisfied or waived, the Offeror reserves the right in its sole discretion, subject to complying with applicable federal securities laws and the rules and regulations of the U.S. Securities and Exchange Commission thereunder (the “Securities Laws”) and the rules and regulations of the Nasdaq Stock Market, to: (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering shareholders; (ii) waive any of the Offer Conditions (subject to the applicable law and terms of Section 14 of the Offer to Purchase) and purchase all Shares validly tendered; (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date and Time, retain the Shares that have been validly tendered during the period or periods for which the Offer is extended (which may delay acceptance for payment of, and the payment for, any Shares); and/or (iv) amend the Offer, including by increasing the consideration offered, in each case, by giving oral or written notice of such waiver, extension or amendment to the Tender Offer Agent and making a public announcement thereof. In addition, the Offeror will extend the Offer for any period required by applicable law, including the Securities Laws.

If the Offeror extends the Offer or provides a subsequent offering period, the Offeror will inform the Tender Offer Agent of that fact, and will make a public announcement not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

The rights reserved by the Offeror in the preceding paragraphs are in addition to the Offeror’s rights pursuant to Section 14 of the Offer to Purchase.

If the Offeror makes a material change to the terms of the Offer or the information concerning the Offer or if the Offeror waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act.

A shareholder may withdraw Shares that it has previously tendered pursuant to the Offer at any time prior to the Expiration Date and Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after December 10, 2023, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by the Offeror pursuant to the Offer. For a withdrawal of Shares tendered to be effective, a written, telegraphic, or facsimile transmission notice of withdrawal must be timely received by the Tender Offer Agent at its address set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares and the certificate(s), if any, representing the associated Rights, are registered, if different from that of the person who tendered such Shares. If certificates for Shares or the certificates, if any, for the associated Rights to be withdrawn have been delivered or otherwise identified to the Tender Offer Agent, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares or associated Rights, as applicable, to be withdrawn must also be furnished to the Tender Offer Agent prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 of the Offer to Purchase.

The receipt by a holder of Shares of the Offer price pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. If a holder of Shares properly tenders Shares and accepts payment pursuant to the Offer, such holder of Shares will generally recognize taxable gain or loss equal to the difference, if any, between the amount realized on the exchange and such holder’s adjusted tax basis in the tendered Shares. Such holder’s adjusted tax basis will generally be the amount such holder paid to acquire the Shares. For a more detailed description of certain United States federal income tax consequences and the Republic of the Marshall Islands tax consequences of the Offer, see the Offer to Purchase. Shareholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

A request is being made to the Company for the use of its shareholder list and security position listing for the purposes of disseminating the Offer to Purchase (and the related Letter of Transmittal and other relevant materials) to the holders of Shares. Upon compliance by the Company with such request, the Offer to Purchase, the related Letter of Transmittal and Notice of Guaranteed Delivery and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

For an explanation of certain effects of the Offer on the Shares and the rights of holders thereof as a result of the transaction, see the section of the Offer to Purchase entitled “CERTAIN EFFECTS OF THE OFFER”.

THIS SUMMARY ADVERTISEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, WHICH CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

The Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery are being filed with the SEC and will be made available through the SEC’s web site at http://www.sec.gov. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of the Offer to Purchase. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent at the address and telephone numbers set forth below, and such copies will be furnished promptly at the Offeror’s expense. Shareholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Tender Offer Agent for the Offer is:

Continental Stock Transfer & Trust Company

By Mail or Overnight Courier:	By Facsimile Transmission (for eligible institutions only):
Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department	212-616-7610 Continental Stock Transfer & Trust Company 1 State Street, 30th Floor New York, NY 10004 Attention: Corporate Actions Department

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders May Call Toll Free: (877) 800-5190

Banks and Brokers May Call Collect: (212) 750-5833

October 11, 2023